SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: August 3, 2006

GTREX CAPITAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31974	13-4171971
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

43180 Business Park Drive, Suite 202, Temecula, CA 92590

(Address of principal executive offices)

Registrant's telephone number, including area code: (951) 587-9100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 3, 2006, GTREX Capital, Inc. (the "Company") and Christopher Berlandier entered into a Mutual Release and Hold Harmless Agreement (the "Mutual Release Agreement") with Christopher Berlandier, who was previously removed as the Company's Chief Executive Officer, Chief Compliance Officer and Chairman of the Board as reported on Form 8-K filed July 17, 2006.

Pursuant to the terms of the Mutual Release Agreement, Mr. Berlandier agreed to resign from the Board of Directors and forgive all unpaid salary due him. The Company agreed to enter into a consulting agreement between Mr. Berlandier and Global Travel Exchange (GTE) under which he agrees to assist management with the further development of GTE's technology. In addition, the Company agreed to issued to Mr. Berlandier 4,000,000 (four million) shares of GTE common stock that were owed to him from a prior stock exchange with the Company and 100% of the stock ownership of Global Financial Exchange. GFE, for its part, has agreed to process all of its travel-related transactions through GTE. The Company also agreed to reimburse Mr. Berlandier for $75,000 in historical business expenses, which are to be paid in twelve monthly payments of $6,250 by the Company.

The Mutual Release Agreement provides for a mutual release of claims by the Company and Mr. Berlandier. A copy of the Mutual Release Agreement is filed as Exhibit 10.1 to this report.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

On August 10, 2006, Mr. Berlandier resigned as a member of GTREX Capital, Inc.’s Board of Directors pursuant to the terms of the Mutual Release Agreement filed as Exhibit 10.1 to this report. Effective as of the same date, to fill the vacancy created by Mr. Berlandier’s resignation, the Board of Directors appointed Mr. Gary Halverson as a member of the Board of Directors. Mr. Halverson will also serve as a member of the Audit Committee and the Investment Committee. Mr. Halverson entered into an agreement with the Company, effective August 10, 2006. The agreement has a twelve-month term, subject to renewal upon agreement of parties. Under the agreement, he is entitled to a monthly $2,000 fee for services rendered.

Biographical Information for Gary Halverson

Gary L. Halverson is an experienced business professional with a background in general management, marketing, strategic planning, and sales in a broad range of market segments.

Since 2001, Mr. Halverson has operated as a business development consultant, utilizing his experience managing, selling, closing and implementing successful sales and marketing programs for existing and new products/services to financial, insurance, and health care.  Highlights of Mr. Halverson’s career include the establishment of a regional management structure and staff, which became the prototype that was implemented company-wide during the highest growth period of the corporation.  As a top executive sales producer with extensive experience in developing and implementing sales programs to secure, build and retain key accounts on a local, regional, and national basis.  He established a productive and responsive corporate marketing and sales organization, and support programs to enhance the overall product sales mix and profits.  Mr. Halverson held key management and sales/marketing positions within distribution, business equipment, imaging, software, financial services, and outsourcing.

As vice president of sales for Viking Systems, Inc. of Dallas, Texas from August 1999 to June 2001, Mr. Halverson established the initial sales and marketing plan for the introduction of the Internet banking and financial marketplace products and services.

While acting as a business development broker from mid-1998 to September 1999, Mr. Halverson provided sales, marketing, and planning services primarily for Information Technology Services and IT solutions.  His sales contracts generated over $2.6 million.

Mr. Halverson served as senior account executive for business development with BRC-CMSI from 1984-1998, where his responsibilities included computer management services, information technology outsourcing, facilities management and IT solutions.  Mr. Halverson was directly responsible for over $50 million in sales and initiated the development of new Y2K business prospects and sales activities.

Mr. Halverson graduated from the University of Washington and earned his MBA from Seattle University.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Mutual Release and Hold Harmless Agreement between the Company and Christopher Berlandier dated August 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTREX CAPITAL, INC.

August 16, 2006	/s/ Gary Nerison
Date	Gary Nerison Interim Chief Executive Officer